Exhibit 99.1

IGM Biosciences Announces Third Quarter 2019 Financial Results

MOUNTAIN VIEW, Calif., November 7, 2019 – IGM Biosciences, Inc. (Nasdaq: IGMS), a clinical-stage biotechnology company focused on creating and developing engineered IgM antibodies for the treatment of cancer patients, today announced its financial results for the third quarter ended September 30, 2019 and provided an update on recent developments.

“During the third quarter of 2019, we continued to make progress towards our research, clinical development and financing goals, including initiating our first-in-human clinical trial of our lead IgM antibody, IGM-2323, in patients with relapsed/refractory B cell Non-Hodgkin’s lymphoma and closing both our Series C financing and our initial public offering,” said Fred Schwarzer, Chief Executive Officer of IGM Biosciences. “During 2020, we hope to continue our progress and report initial data from our IGM-2323 Phase 1 trial and file an IND for our second product candidate, an IgM antibody targeting DR5.”

Recent Highlights

Initiated Phase 1 clinical trial of IGM-2323. In October 2019, IGM announced dosing of the first patient in its Phase 1 clinical trial evaluating IGM-2323 in patients with relapsed/refractory B cell Non-Hodgkin’s lymphoma (NHL). This Phase 1 clinical trial represents the first-in-human application of IGM Biosciences’ engineered IgM antibody technology. The Company expects to report initial data from this Phase 1 trial in the second half of 2020.

Completed initial public offering (IPO) and Series C financing. In September 2019, IGM closed its IPO of 12,578,125 shares of its common stock at a price to the public of $16.00 per share, which included the exercise in full by the underwriters of their option to purchase up to 1,640,625 additional shares. IGM received gross proceeds of $201.3 million from the offering. Prior to the IPO, in July 2019, IGM completed a $102 million Series C financing which included conversion of $20 million in unsecured promissory notes. In aggregate, IGM raised $264.5 million in cash proceeds pursuant to these financings, net of note conversion, underwriting discounts and commissions and estimated offering expenses.

Third Quarter 2019 Financial Results

•	Cash and Investments: Cash and investments as of September 30, 2019 were $251.3 million.

•	Research and Development (R&D) Expenses: For the third quarter of 2019, R&D expenses were $8.3 million.

•	General and Administrative (G&A) Expenses: For the third quarter of 2019, G&A expenses were $2.4 million.

•	Net Loss: For the third quarter of 2019, net loss was $10.2 million, or a loss of $2.41 per share.

•	Shares outstanding: Shares outstanding as of September 30, 2019 were 30.5 million including both voting common stock and non-voting common stock.

Financial Guidance

Management estimates operating expenses for 2019 of approximately $42.0 - $45.0 million, including estimated stock-based compensation expense of approximately $1.0 million. Management also expects a balance of over $230 million in cash and investments and approximately 30.6 million shares outstanding, including both voting common stock and non-voting common stock, at December 31, 2019.

About IGM Biosciences, Inc.

Headquartered in Mountain View, California, IGM Biosciences is a clinical-stage biotechnology company focused on creating and developing engineered IgM antibodies for the treatment of cancer patients. Since 2010, IGM Biosciences has worked to overcome the manufacturing and protein engineering hurdles that have limited the therapeutic use of IgM antibodies. Through its efforts, IGM Biosciences has created a proprietary IgM technology platform for the development of IgM antibodies for those clinical indications where their inherent properties may provide advantages as compared to IgG antibodies.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or IGM Biosciences’ future financial or operating performance. Such forward-looking statements include, but are not limited to, statements regarding the Company’s Phase 1 clinical trial of IGM-2323, the potential of, and expectations regarding, the Company’s IgM technology platform, the timing of reporting initial data from the IGM-2323 Phase 1 clinical trial, the timing of filing an IND for the Company’s second product candidate, estimated 2019 operating expenses and stock-based compensation expense, estimated balance of cash and investments and number of shares outstanding as of December 31, 2019, and statements by the Company’s Chief Executive Officer. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially, including but not limited to: IGM Biosciences’ ability to accurately forecast financial results; IGM Biosciences’ early stages of clinical drug development; uncertainties related to the use of engineered IgM antibodies, which is a novel and unproven therapeutic approach; IGM Biosciences’ ability to advance product candidates into, and successfully complete, clinical trials on the timelines it projects; IGM Biosciences’ ability to adequately demonstrate sufficient safety and efficacy of its product candidates; IGM Biosciences’ ability to enroll patients in its ongoing and future clinical trials; IGM Biosciences’ ability to successfully manufacture and supply its product candidates for clinical trials; IGM Biosciences’ ability to obtain additional capital to finance its operations; uncertainties related to the projections of the size of patient populations suffering from the diseases IGM Biosciences is targeting; IGM Biosciences’ ability to obtain, maintain, and protect its intellectual property rights; developments relating to IGM Biosciences’ competitors and its industry, including competing product candidates and therapies; general economic and market conditions; and other risks and uncertainties, including those more fully described in IGM Biosciences’ filings with the Securities and Exchange Commission (“SEC”), including IGM Biosciences’ Quarterly Report on Form 10-Q filed with the SEC on November 7, 2019 and in IGM Biosciences’ future reports to be filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and IGM Biosciences specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Contact:

Argot Partners

David Pitts

212-600-1902

igmbio@argotpartners.com

Selected Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating expenses:
Research and development (1)	$8,279	$5,172	$22,494	$11,148
General and administrative (1)	2,394	1,373	6,067	2,597

Total operating expenses	10,673	6,545	28,561	13,745

Loss from operations	(10,673)	(6,545)	(28,561)	(13,745)
Other income, net	501	28	243	87

Net loss	$(10,172)	$(6,517)	$(28,318)	$(13,658)

Net loss per share, basic and diluted	$(2.41)	$(14.88)	$(16.13)	$(31.18)

Weighted-average common shares outstanding, basic and diluted	4,222,259	438,074	1,755,526	438,074

(1) Amounts include stock-based compensation expense as follows:
Research and development	$116	$9	$330	$26
General and administrative	218	12	284	38

Total stock-based compensation expense	$334	$21	$614	$64

Selected Balance Sheet Data

(in thousands)

	September 30, 2019	December 31, 2018
Cash and investments	$251,349	$1,887
Total assets	269,856	3,979
Accrued liabilities	2,082	3,582
Total liabilities	15,234	8,890
Convertible preferred stock	—	60,917
Accumulated deficit	(92,390)	(64,072)
Total stockholders' equity (deficit)	254,622	(65,828)

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